Exhibit 10.4
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is entered into effective as of the 21st day of April 2006 by and between Ennis, Inc. (“Ennis” or “Company”), a Texas Company, and Richard Travis (“Employee”).
     WHEREAS, Ennis desires to continue to have the benefits of Employee’s knowledge and experience as a full time senior executive without distraction by employment-related uncertainties and considers such employment a vital element to protecting and enhancing the best interests of Ennis, and its subsidiaries and shareholders, and Employee desires to continue to be employed full time with Ennis; and
     WHEREAS, Ennis and Employee desire to enter into an agreement reflecting the terms under which Employee will be employed by Ennis for a minimum three (3) year period commencing on the Effective Date (subject to the provision of Sections 5, 6 and 7 below);
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties agree as follows:
     1. Term. Ennis hereby agrees to employ Employee for a minimum three-year period commencing on April 21, 2006 (the “Effective Date”) and ending on the third anniversary thereof, unless sooner terminated as provided in Sections 5 and 6 or unless extended by the mutual consent of the parties prior to the end of the term. The term of Employee’s employment with Ennis herein shall be automatically extended at each anniversary date for an additional one-year period beyond the initial minimum three-year period or, if sooner, until the earlier of Employee’s attainment of age 65 or when Employee begins to receive distribution of benefits from a retirement plan sponsored by Ennis, unless either party hereto delivers to the other party a written notice of its or his election to terminate such employment as of any such third-year anniversary not less than 60 days prior to any anniversary date.
     2. Duties. Employee shall serve as the Vice President-Finance and CFO of Ennis, shall exercise the authority and assume the responsibilities of an executive officer of a company of the size and nature of Ennis, and shall assume such other duties as the Chief Executive Officer and/or Board of Directors of Ennis may prescribe consistent with duties of an executive officer of a company of such size as Ennis including without limitation such positions and duties with Ennis’s subsidiaries as assigned by the Chief Executive Officer and/or Board of Directors of Ennis. Employee agrees to devote substantially all his full time, attention and best efforts to the performance of his duties. The Company may from time to time designate Employee as an officer of any current or future subsidiary and, in such event, shall use its best efforts to fairly allocate Employee’s compensation among itself and such subsidiary or subsidiaries either through multiple direct payroll checks to Employee or by inter-Company reimbursements, in any case consistent with any applicable regulations or regulatory policies.
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     3. Compensation. Ennis shall compensate Employee for the services rendered under this Agreement as follows:
          (a) A base annual salary determined by the Chief Executive Officer and/or Board of Directors of Ennis consistent with its practices for executive officers of Ennis, but not less than $250,000 per year, payable in equal bi-weekly installments (less applicable withholding) in accordance with the customary payroll practices of Ennis for the payment of executive officers.
          (b) Such bonuses under the Executive Annual Incentive Plan or subsequent plan, if any, as shall be determined by the Chief Executive Officer and/or Board of Directors of Ennis consistent with its practices for executive officers of Ennis.
          (c) If Employee’s base annual salary is increased at any time, it shall not thereafter be decreased during the term of this Agreement, unless such decrease is the result of a general reduction affecting the base salaries of substantially all other executive officers of Ennis.
          (d) The Chief Executive Officer and/or Board of Directors may from time to time grant stock options or other forms of long-term incentive compensation arrangements to the Employee. The privilege to participate in these grants is at the discretion of the Chief Executive Officer and/or Board of Directors and the stipulations regarding the granting of these awards and their exercise by the Employee will be defined in the Long-Term Incentive Plan or in other plans or actions of the Chief Executive Officer and/or Board of Directors.
          (e) Employee shall be entitled to reimbursement of reasonable out of pocket expenses relating to Ennis business in accordance with policies in effect for executive officers generally.
          (f) Employee shall not be entitled to directors fees for his service on any Board of Directors for Ennis or any of its subsidiaries.
     4. Employee Benefits.
          (a) Employee shall be entitled to full participation, on a basis commensurate with his position with Ennis, in all plans of life, accident, medical payment, health and disability insurance, stock option, restricted stock, stock ownership, retirement, pension, supplemental life and retirement plans, nonqualified deferred compensation plan, perquisites and other employee benefit and pension plans which generally are made available to executive officers of Ennis or its principal subsidiaries, except for such plans which the Chief Executive Officer and/or Board of Directors, in its sole discretion, shall adopt for select employees to compensate them for special or extenuating circumstances. If Employee becomes totally disabled, in the determination of the Board of Directors, the Company will continue to pay the installments of Employee’s base annual salary, as described in Section 3(a) hereof, in effect at the time of disability, for a period of twelve (12) months after the occurrence of the event of disability.
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          (b) Employee shall be entitled to an annual vacation leave at full pay as may be provided for by Ennis’s vacation policies applicable to executive officers, but in any event such paid vacation shall not be less than three weeks in the aggregate. Employee may carry over no more than one week of accrued vacation to the next year.
          (c) Employee shall be entitled to an annual car allowance of $8,000.
          (d) Nothing in this Agreement shall limit in any way Employee’s participation in any other benefit plans or arrangements as are from time to time approved by Ennis.
     5. Termination by Ennis. Except for a termination pursuant to Section 1, upon the expiration of the scheduled initial term or any other term of this Agreement, Employee’s employment hereunder may be terminated by Ennis without any breach of this Agreement only under the following circumstances:
          (a) Death, Total Disability or Retirement. Employee’s employment shall terminate upon his death or retirement. If, as a result of his incapacity resulting from physical or mental illness or disease which is likely to be permanent, Employee shall have been unable to perform his duties hereunder for a period of more than 120 consecutive days during any twelve-month period, Ennis may terminate his employment hereunder. The Chief Executive Officer and/or Board of Directors will determine if the Employee’s termination is due to total and permanent disability, according to any long-term disability plan then in effect for senior executives of Ennis and otherwise in good faith consistent with generally prevailing practices of employers subject to the provision of 4(a) with respect to benefits.
          (b) Cause. Ennis may terminate Employee’s employment hereunder for cause, which for purposes of this Agreement shall be defined to mean (i) the willful and continued failure by Employee to follow the reasonable instructions of the Chief Executive Officer and/or Board of Directors of Ennis which is not cured within ten (10) days of receipt by Employee of written notice from the Company specifying such failure, (ii) the willful commission by Employee of acts that are dishonest or inconsistent with local normal standards and demonstrably and materially injurious to Ennis or its subsidiaries, monetarily or otherwise, (iii) the commission by Employee of a felonious act, (iv) ongoing alcohol/drug addiction and a failure by Employee to successfully complete a recovery program, (v) intentional wrongful disclosure of confidential information of the Company, (vi) intentional wrongful engagement in any competitive activity, or (vii) gross neglect of his duties by Employee which is not cured within ten (10) days of employee’s receipt of written notice from the Company specifying such failure, or in the event the failure is not curable within the ten (10)-day period, Employee shall have a longer period of up to thirty (30) days to cure the failure so long as he is diligently pursuing a cure.
          (c) Termination Without Cause. The termination of Employee’s employment by Ennis for any reasons other than those specified above shall be deemed to be a Termination
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Without Cause. No breach or default by Employee shall be deemed to have occurred hereunder unless written notice thereof shall have been given by Ennis to Employee.
     6. Termination by Employee. Employee shall be entitled to terminate his employment (i) in the event a Change of Control (as defined in Section 7(c) below) occurs after the Effective Date, (ii) for Good Reason or (iii) pursuant to the provisions contained in Section 1 hereof. Termination for “Good Reason” is defined as Employee’s resignation except in connection with his termination pursuant to Section 5, caused by and within ninety (90) days of the following:
          (a) Without the express written consent of Employee, any duties that are assigned which are materially inconsistent with Employee’s position, duties and status with Ennis as contemplated by this Agreement;
          (b) Any action by Ennis which results in a material diminution in the position, duties or status of Employee with Ennis as contemplated by this Agreement or any transfer or proposed transfer of Employee for any extended period to a location outside Dallas or Ellis County, Texas without his consent, except for strategic reallocations of the personnel reporting to Employee;
          (c) The base annual salary of Employee, as the same may hereafter be increased from time to time, is reduced;
          (d) Without limiting the generality or effect of the foregoing, Ennis fails to materially comply with any of its obligations hereunder; or
          (e) Termination by Employee of his employment with Ennis pursuant to clause (i) or (ii) of the first sentence of this Section 6 shall be deemed to be termination of Employee’s employment by Ennis without cause.
     7. Severance Payment after Change of Control.
          (a) If a Change of Control (as defined in subsection (c) below) shall occur, in addition to any compensation due to Employee pursuant to Section 3(a) and (b) above, Employee shall be entitled to the lump sum severance payment provided in subsection (b) below upon any termination (including voluntary termination) of his employment within 90 days prior to and two (2) years after then Change of Control, unless such termination is the result of action taken by Ennis for cause as defined in Section 5 above.
          (b) The lump sum severance payment payable to Employee under subsection (a) above shall be equal to the lesser of (i) one times (1x) the Employee’s “Base Amount” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, and a severance bonus equivalent to one times (1x) the bonus earned or paid for the previous fiscal year pursuant to Section 3 (a) and 3 (b), and, (ii) the maximum amount of severance payment which is permitted
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to be deducted as compensation expense by the Company and to be received by the Employee without liability for the assessment of an excise tax on such payment under the applicable provisions of the Internal Revenue Code. In the event of any disagreement between the parties regarding the determination of the amount indicated by clause (i) or (ii) above, the legal opinion of Ennis’ outside general counsel shall be deemed conclusive. This severance payment shall be made immediately and shall not be discounted by reason of the fact that the time of payment is accelerated in advance of the ordinary course of payments under this Agreement.
          (c) If a Change of Control (as defined in Subsection (d) below) shall occur, Employee shall have immediate vesting of all stock options granted to Employee and full vesting in all other employee benefit plans and compensation plans.
          (d) For the purposes of this Agreement, a “Change of Control” of Ennis shall be deemed to have taken place if one or more of the following occurs:
               (i) Any person or entity other, as that term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, (other than a qualified benefit plan of Ennis or an affiliate of Ennis) becomes or is discovered to be a beneficial owner (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof) directly or indirectly of securities of Ennis representing 30% or more of the combined voting power of Ennis’s then outstanding securities (unless such person is known by Employee to be already such beneficial owner on the date of this Agreement);
               (ii) Individuals who, as of the Effective Date hereof, constitute the Board of Directors of Ennis cease for any reason to constitute at least a majority of the respective Board of Directors, unless any such change is approved by a unanimous vote of the respective Board of Directors in office immediately prior to such cessation;
               (iii) The Company or any of its affiliates shall (in a single transaction or a series or related transactions) issue shares, sell or purchase assets, engage in a merger or engage in any other transaction immediately after which securities of the Company representing 50% or more of the combined voting power of the then outstanding securities of the Company shall be ultimately owned by person(s) who shall not have owned such securities prior to such transaction or who shall be a party to such transaction;
               (iv) The Company and its affiliates shall sell or dispose of (in a single transaction or series of related transactions) business operations which generated a majority of the consolidated revenues (determined on the basis of Ennis’s four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) of Ennis and its subsidiaries immediately prior thereto;
               (v) The Company’s Board of Directors shall approve the distribution to the Company’s shareholders of all or substantially all of Ennis’s net assets or shall approve the dissolution of the Company;
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               (vi) Any other transaction or series of related transactions occur which have substantially the effect of the transactions specified in any of the preceding clauses in this sentence; or
               (vii) Employee is terminated by the Company without cause within the period of 90 days before an occurrence of or anticipation of a Change of Control as defined in Section 7(c) or the execution of a contract intended to effect a Change of Control.
          (e) If Employee’s employment is not terminated during the two year period provided for in Section 7(a), then the rights and obligations of the parties for the balance of the term of this Agreement shall be governed by this Agreement exclusive of the provisions contained in this Section 7 except Section 7 shall continue and become applicable for the term of this Agreement if a subsequent Change of Control occurs.
     8. Other Severance Benefits.
          (a) Notwithstanding the minimum term provided for in Section 1 of this Agreement, either the Company or Employee may terminate this Agreement at any time upon 30 days notice to the other party, subject to the rights of Employee to any payment due under this Agreement in that circumstance. If at any time during the term of this Agreement, Employee is Terminated Without Cause, then Employee shall be entitled to be paid a Severance Payment equal to (i) one times (1x) employee’s Base Annual salary rate and (ii) a Severance Bonus equivalent to one times (1x) the bonus earned or paid for the previous fiscal year pursuant to Section 3 (a) and 3 (b). For Termination With Cause, Employee shall be eligible for a severance payment equal to one-half times (.5x) employee’s Highest Base Annual salary rate during the term of this Agreement.
          (b) If at any time during the term of this Agreement, Employee is Terminated Without Cause, or Employee is terminated in the event of a Change of Control as defined in Section 7, or Employee resigns for Good Reason as defined in Section 6 of this Agreement, then Employee shall be entitled to continuation of basic employee group benefits, as defined in Section 4(a), provided by Ennis to Employee for the lesser of three months after termination or until the Employee secures new employment without remuneration to Ennis.
          (c) If at any time during the term of this Agreement, Employee is Terminated Without Cause, or Employee is terminated in the event of a Change of Control as defined in Section 7, or Employee resigns for Good Reason as defined in Section 6 of this Agreement, Ennis shall promptly (and in any event within five business days after a request by the Employee therefor) either pay or reimburse the Employee for the costs and expenses of any executive outplacement firm selected by the Employee; provided, however, that Ennis’s liability hereunder shall be limited to such expenses, as is customary and reasonable in the Dallas area for the executive’s level of responsibility, incurred by the Employee. The Employee shall provide Ennis with reasonable documentation of the incurrence of such outplacement costs and expenses.
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          (d) The Employee’s outstanding stock options and any other long-term incentive award shall vest according to the terms of the Long-Term Incentive Plan.
     9. Timing of Payment. Unless otherwise provided in this Agreement, any severance or other payment payable to Employee under this Agreement shall be paid within thirty (30) days after the event causing such payment or at such other date as the parties agree.
     10. Other Benefits. The provisions of Section 7 and 8 shall not affect Employee’s participation in, or termination of distributions and vested rights under, any pension, profit sharing, insurance, performance unit plan or other employee benefit plan of Ennis to which Employee is entitled pursuant to the terms of such plans except for the acceleration of vested benefits in certain employee benefits pursuance to Section 7(c) and the provisions pursuant to Section 8(b) and Section 8(d).
     11. No Duty to Mitigate Damages. In the event of termination of this Agreement by Employee after a Change of Control as defined in Section 7 above, or as a result of the breach by Ennis of any of its obligations hereunder, or in the event of the termination of Employee’s employment by Ennis in breach of this Agreement, or as a result of Employee’s Termination Without Cause, or resignation for Good Reason, Employee shall not be required to seek other employment in order to mitigate his damages hereunder, and no compensation employee does earn after any termination shall be considered to mitigate damages Employee has incurred or to reduce any payment Ennis is obligated to make to Employee pursuant to this Agreement.
     12. No Right to Set Off. Ennis shall not be entitled to set off against the amount payable to Employee any amounts earned by Employee from other employment after termination of his employment with Ennis or any amounts which might have been earned by Employee in other employment had he sought such other employment. The amounts payable to Employee under this Agreement shall not be treated as damages but as severance compensation to which Employee is entitled by reason of termination of this employment in the circumstances contemplated by this Agreement.
     13. Non-Compete and Non-Disclosure of Information.
          (a) For so long as Employee is employed by Ennis and continuing after the termination of such employment for two years:
               (i) Employee will not accept a position as an officer, director, employee, agent, consultant, representative of any other competitive company with its principal office or a branch in any country in which any subsidiary of Ennis operates and will not make or fail to dispose of any stock in any business then in competition with Ennis or any of its subsidiaries in any metropolitan market in which Ennis, or any of its subsidiaries, are then conducting business in Texas except investments equal to less than 2% of the outstanding stock of any class issued by any publicly traded company.
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               (ii) Additionally, Employee will not, directly or indirectly, either as an officer, director, employee, consultant, independent contractor, agent or representative, for Employee’s own benefit or for the benefit of any other person or entity, solicit, divert or take away any employees, agents, representatives, customers or suppliers of the Company of any prospective employees, agents, representatives, customers or suppliers of the Company with whom the Company has discussed (in person, by telephone or in writing) possible business relationship during the twelve (12) month period prior to the end of the period of Employee’s employment; or
               (iii) Except in the performance of Employee’s obligations to Ennis or one of its subsidiaries, Employee shall not, directly or indirectly, use or permit the use of any confidential or other proprietary information of a special unique nature and value to Ennis or one of its subsidiaries (the “Confidential Information”), including, but not limited to, trade secrets, systems, procedures, manuals, confidential reports, customer lists, sales or distribution methods, patentable information and data as well as financial information concerning Ennis or one of its subsidiaries, and information with respect to the nature and type of other services rendered by Ennis or one of its subsidiaries, which Confidential Information has been used by Ennis or one of its subsidiaries to date or during the term of this Agreement and has been made known (whether or not with the knowledge and permission of Ennis, and whether or not developed, devised or otherwise created in whole or in part by the efforts of Employee) to Employee by reason of his activities on behalf of Ennis or one of its subsidiaries. Employee shall not reveal, divulge or make known any Confidential Information to any individual partnership, firm, Company or other business organization whatsoever except in performance of Employee’s obligations to Ennis or with the express permission of the Chief Executive Officer and/or Board of Directors of Ennis or as otherwise required by operation of law.
          (b) Employee confirms that all Confidential Information is the exclusive property of Ennis. All business records, papers and documents kept or made by Employee relating to the business of Ennis shall be and remains the property of Ennis and shall remain in the possession of Ennis during the term and at all times thereafter. Upon the termination of his employment with Ennis or upon the request of Ennis at any time, Employee shall promptly deliver to Ennis, and shall retain no copies of, any written materials, records and documents made by Employee or coming into his possession concerning the business or affairs of Ennis.
          (c) Without intending to limit the remedies available to Ennis, Employee acknowledges that a breach of any of the convenants contained in this Section 13 may result in material irreparable injury to Ennis or one of its subsidiaries for which there is not adequate remedy at law, that it may not be possible to measure damages for such injuries precisely, and that in the event of such a breach or threat thereof, may be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Section 13 or such other relief as may be required to specifically enforce any of the covenants in such Section. Employee by execution hereof agrees to submit to the jurisdiction of the State of Texas.
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     14. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Dallas County, Texas in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party shall bear his or its own costs of arbitration, but if Employee is the prevailing party in such arbitration, he shall be entitled to recover from Ennis as part of any award entered his reasonable expenses for attorneys’ fees and disbursements.
     15. Notices. All notices, requests, demands and other communication called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when mailed by United States certified or registered mail, postage prepaid, addressed to the parties, their successors in interest or assignees at the following addresses or such other addresses as the parties may designate by notice in the manner aforesaid:

If to Ennis:	Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Attention: Chief Executive Officer

If to Employee:	1226 Whispering Oaks
DeSoto, TX 75115
Attention: Richard Travis
     16. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any principle of conflict-of-laws that would require the application of the law of any other jurisdiction.
     17. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     18. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements, and further superseding any and all employment arrangements between Employee and Ennis or any of Ennis’s subsidiaries, affiliates or other related entities. This Agreement may not be amended except in a writing executed by the parties hereto.
     19. Effect on Successors in Interest. This Agreement shall inure to the benefit of and be binding upon the heirs, administrators, executors and successors of each of the parties hereto.
     20. Effectiveness. This Agreement shall be effective upon the Effective Date.
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     21. Survival of Section. The provisions of Section 13 of this Agreement shall survive the termination of this Agreement for the period provided for therein.
     22. Servability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected hereby, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ENNIS, INC.		EMPLOYEE

BY:		BY:

	Keith S. Walters		Richard L. Travis, Jr.
Chief Executive Officer

Witness
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